Exhibit 99.1

News Release

Contact:
Investor Relations
(702) 495-3000

Station Casinos LLC Announces

Completion of Senior Notes Offering

LAS VEGAS, March 1, 2013 — Station Casinos LLC (the “Company”) today announced that it has successfully completed its previously announced offering of $500.0 million in aggregate principal amount of 7.50% Senior Notes due 2021 (the “New Notes”).  The New Notes were issued at 100% of their aggregate principal amount.

The net proceeds from the sale of the New Notes, together with cash on hand and borrowings under a new credit facility, were used to (i) refinance the Company’s $931.3 million senior secured credit facility, (ii) refinance the $575.0 million credit facility under which NP Opco LLC and Station GVR Acquisition, LLC, both subsidiaries of the Company, are borrowers, (iii) refinance $625 million in aggregate principal amount of the Company’s Senior Notes due 2018 and (iv) pay fees and expenses associated with the refinancing transactions.

The New Notes were offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S of the Securities Act.  The New Notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements and applicable state securities laws.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities, nor shall there be any purchase of Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  Offers of the New Notes were made only by means of an offering circular.

ABOUT STATION CASINOS

Station Casinos LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Casino Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino,  Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, and Wildfire Sunset. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Lanes and Casino and The Greens. In addition, Station owns a 50% interest in MPM Enterprises, LLC, which is the manager of the Gun Lake Casino in southwestern Michigan.